UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2013

Vu1 CORPORATION

(Exact Name of Registrant as specified in charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commission File Number)	(IRS Employer Identification No.)

1 Liberty Plaza, 23rd Floor, New York, NY	10006
(Address of principal executive offices)	(Zip Code)

(855) 881-2852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

  Form 8-K

Vu1 Corporation

June 22, 2013

  Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2011, Vu1 Corporation (the “Company”) issued $4,117,750 in principal amount of Original Issue Discount Convertible Debentures due June 22, 2013 (the “Debentures”) to 11 accredited investors.  Each convertible debenture was issued at a price equal to 85% of its principal amount.   Investors had the ability to convert their convertible debentures into shares of common stock at any time and from time to time on or before the June 22, 2013 maturity date, at a conversion price of $11.00 per share. The convertible debentures are unsecured, general obligations of the Company, and rank pari passu with other unsecured and unsubordinated liabilities.  The convertible debentures are identical for all of the investors except for principal amount.

Effective June 22, 2013, the Company entered into a letter agreement with holders of approximately $2,553,000 in principal amount of the Debentures.  The maturity date of these Debentures was extended to June 23, 2014 and the conversion price was reduced from $11.00 to $2.50 per share.  In addition, these Debentures will bear interest at an annual rate of 10% per annum, payable in equal installments on the six month and one year anniversary of the letter agreement.

Also, effective June 22, 2013, the Company entered into a separate letter agreement with the holder of approximately $123,538 in principal amount of the Debentures to reduce the conversion price of these Debentures from $11.00 to $1.22 per share.  These holders then converted the principal amount of their Debentures into 101,260 shares of common stock.

Copies of the definitive agreement relating to the foregoing letter agreements are filed herewith as Exhibit 10.1 and are incorporated herein by reference.  The summary descriptions of the definitive agreements are qualified in their entirety by reference to the full texts of each of such exhibits.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 22, 2013, the Company did not make the required payment on $1,441,212 in principal amount of the Debentures described above, which constitutes an event of default under the terms of the remaining original Debentures.  As a result, the Company is liable for an additional penalty of 10% of the principal amount, which totals $144,121.  The Company is also liable for all other amounts, costs, expenses and liquidated damages due in respect of those Debentures.  Additionally, the remaining original Debentures will bear default interest at a rate of 18% per annum.

As a result of the Debentures being past due, the investors may at any time exercise their remedies under the terms of the Debentures.  A form of the Debenture was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2011.

The Company is in negotiations with the remaining original holders of the Debentures for a limited extension, but no assurance can be given that these negotiations will be successful.  The Company does not currently have sufficient financial resources and is seeking to arrange financing to pay the principal amount of these Debentures.  Should the holders seek drastic remedies, the Company’s operations may be materially and adversely affected.

Item 3.02 Unregistered Sales of Equity Securities.

As discussed in Item 1.01 above, the Company issued a total of 101,260 shares of common stock upon conversion of $123,838 in principal amount of the Debentures.

Item 7.01 Regulation FD Disclosure

Business Update

The Company continues to believe that its prior forecast of production and shipment to channel partners in July remains achievable.

The Company engineers and project manager will be leaving for China next week for a 5-week stay.

All components have been delivered to our manufacturing partners. All newly purchased manufacturing equipment has been tested ready for production.  The testing equipment has been shipped from California to our manufacturing partners and has arrived in China.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                      Description

10.1	Form of Letter Agreement, dated as of June 18, 2013, between Vu1 Corporation and certain Debenture Holders for extension or conversion of the Debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VU1 CORPORATION

Date: June 27, 2013	By: /s/ Matthew J. DeVries
Matthew J. DeVries
Chief Financial Officer